UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2012

Commission File Number: 000-50502

PREMIER ALLIANCE GROUP, INC
(Exact Name of registrant as Specified in Its Charter)

Delaware	20-0443575
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4521 Sharon Road
Suite 300
Charlotte, North Carolina 28211
(Address of principal executive offices)

(704) 521-8077
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 18, 2012, the Board of Directors of Premier Alliance Group, Inc. (the “Company”) elected John Catsimatidis, 63, to serve as a director for the Company. Mr. Catsimatidis is currently Chairman and CEO of the Red Apple Group and United Refining Company. Mr. Catsimatidis started out in the supermarket business. Since acquiring the Gristedes supermarkets in 1986, he has built Red Apple Group into an organization with diversified business holdings including oil refining, corporate jet leasing, convenience stores, the Hellenic Times newspaper and various real estate holdings. Red Apple Group is ranked in the top 100 private companies and generates over $4 billion in revenues while employing over 8,000 individuals.

Mr. Catsimatidis founded and Co-Chairs the Brooklyn Tech Endowment Foundation, oversees the John Catsimatidis Scholarship Fund of the New York University Stern School of Business and sits on the Board of Trustees of the New School’s Milano School for Management and Urban Policy and the Executive Committee of the Columbia University Medical Center Board of Visitors.

The Board has determined that Mr. Catsimatidis meets the SEC’s qualifications to be an “independent director.”

Currently the independent board members receive compensation in the form of warrants once nominated and appointed to the board, and are compensated for attendance at quarterly board meetings and committee service. There is no arrangement or understanding between Mr. Catsimatidis and any other persons pursuant to which Mr. Catsimatidis was selected as a director, and there are no related party transactions involving Mr. Catsimatidis that are reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

PREMIER ALLIANCE GROUP, INC.
(Registrant)
DATE: August 17, 2012	By:	/s/ Mark S. Elliott
Mark S. Elliott
CEO